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                                            Exhibit 3(c)

         CERTIFICATE OF CORRECTION FILED TO CORRECT
            A CERTAIN ERROR IN THE CERTIFICATE OF
                             OF
   AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION

        FILED IN THE OFFICE OF THE SECRETARY OF STATE
                 OF DELAWARE ON MAY 7, 1999.

ANADARKO PETROLEUM CORPORATION, corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     1.  The name of the corporation is ANADARKO PETROLEUM
CORPORATION.

     2.  That a Certificate of Amendment of the Restated
Certificate of Incorporation of Anadarko Petroleum
Corporation was filed by the Secretary of State of Delaware on May 7, 1999, and that said Certificate requires correction as permitted by Section 103 of the General
Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said Certificate to be corrected is as follows:

The amendment could have been wrongly construed to replace not only the first paragraph of Article Fourth but also the designations, powers, preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock and the Common Stock as set forth in Article Fourth.

     4.   The Certificate of Amendment of the Restated
Certificate of Incorporation of Anadarko Petroleum
Corporation is corrected as follows:

     RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of Article FOURTH thereof, including clauses (a) and (b) thereof, to read as follows:

          FOURTH. The total number of shares which the Corporation shall have authority to issue is 302,000,000 shares, of which (a) 2,000,000 shares shall be Preferred Stock, issuable in series, of the par value of $1.00 per share and (b) 300,000,000 shares shall be Common Stock, of the par value of $0.10 per share.

     IN WITNESS WHEREOF, said Anadarko Petroleum Corporation has caused this Certificate to be signed by Suzanne Suter, its Corporate Secretary this 15th day of June, 1999.

                            By: ____________________________
                                 Title: Corporate Secretary